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                                                                   Exhibit 3.6



  Effective October 25, 1993, 2, the last sentence of Section I, Article III of the Bylaws of St. Paul Bancorp, Inc. was amended in its entirety to read as follows:

  "Each director is required to beneficially own not less than 1,000 shares of the common stock of the Corporation, unless and to the extent that such requirement is waived or modified, with respect to any individual director, by the affirmative vote of at least two-thirds of the other directors then in office."